Exhibit 99.2

Interim Consolidated Statement of Comprehensive

Income for the Three Months Ended

EUR '000 unless stated otherwise	Notes	3/31/2026	3/31/2025
Revenue	2.1	42,519	40,189
Other operating income		9,963	8,475
Total income		52,482	48,664
Cost of materials	2.2	-10,094	-5,430
Personnel expenses	2.2	-9,019	-7,767
Other operating expenses	2.2	-18,281	-12,796
Total expenses		-37,394	-25,993
Net unrealized foreign exchange losses		-90	-767
Operating profit before depreciation and amortization – EBITDA	2.3	14,998	21,904
Depreciation, amortization and impairment		-45,835	-48,529
Operating result – EBIT		-30,837	-26,625
Financial income	2.4	143	592
Financial expenses	2.4	-9,387	-10,794
Change in fair value of contingent consideration	2.4	-167,767	–
Financial result		-177,011	-10,202
Share of net result from investments accounted for using the equity method		-83	–
Earnings before income taxes - EBT		-207,931	-36,827
Income taxes		-6,991	-1,874
Loss from continuing operations		-214,922	-38,701

Discontinued operations
Loss from discontinued operations	2.6	–	-11,843
Loss for the quarter		-214,922	-50,544
of which attributable to shareholders of Northern Data AG		-214,922	-50,544

Other comprehensive income
Exchange differences on translation of foreign operations		11,636	11,839
Items that may be reclassified to profit or loss in the future		11,636	11,839
Other comprehensive income		11,636	11,839

Total comprehensive income		-203,286	-38,705
of which attributable to shareholders of Northern Data		-203,286	-38,705

Earnings per share	2.5
Undiluted (in EUR)		-3.35	-0.79
Diluted (in EUR)		-3.35	-0.79

Interim Consolidated Statement of Financial Position as at

ASSETS in EUR ‘000	Notes	3/31/2026	12/31/2025
Non-current assets		750,316	805,411
Goodwill	3.1	13,376	13,376
Other intangible assets	3.1	8,272	9,534
Property, plant and equipment	3.2	573,302	623,352
Right-of-use assets		116,360	117,006
Investments accounted for using the equity method		9,531	9,614
Other assets		16,151	16,432
Deferred tax assets		13,324	16,097
Current assets		337,946	455,583
Trade receivables	2.1, 4.1	13,921	10,304
Income tax receivables		5,100	4,246
Contract assets	2.1	46,373	17,729
Other assets		178,165	328,044
Cash and cash equivalents	4.1	57,937	57,576
Non-current assets held for sale	3.3	36,450	37,684
Total assets		1,088,262	1,260,994

EQUITY AND LIABILITIES in EUR ‘000	Notes	3/31/2026	12/31/2025
Equity	3.4	241,341	442,213
Subscribed capital		64,196	64,196
Capital reserve		1,169,558	1,167,144
Currency translation differences		-51,466	-63,102
Retained earnings		-940,947	-726,025
Non-current liabilities		721,705	718,892
Borrowings	4.1	624,089	614,944
Lease liabilities		95,608	101,060
Provisions		5	5
Deferred tax liabilities		198	204
Other liabilities		1,805	2,679
Current liabilities		125,216	99,889
Lease liabilities		32,080	29,483
Trade payables	4.1	12,863	12,269
Contract liabilities	2.1	17,161	–
Income tax liabilities		21,011	16,284
Provisions		21	1,167
Other liabilities		42,080	40,686
Total liabilities and shareholders’ equity		1,088,262	1,260,994

Interim Consolidated Statement of Changes in Equity for the Three Months Ended

EUR '000	Subscribed capital	Capital reserve	Fair value reserve of financial assets at FVOCI	Currency translation differences	Retained earnings	Total
Balance on 1/1/2025	64,196	1,144,014	10,432	-19,623	-359,185	839,834
Loss for the quarter	–	–	–	–	-50,544	-50,544
Currency translation	–	–	–	11,839	–	11,839
Other comprehensive income	–	–	–	11,839	–	11,839
Total comprehensive income	–	–	–	11,839	-50,544	-38,705
Share-based remuneration	–	3,926	–	–	–	3,926
Transactions with shareholders	–	3,926	–	–	–	3,926
Balance on 3/31/2025	64,196	1,147,940	10,432	-7,784	-409,729	805,055
Balance on 1/1/2026	64,196	1,167,144	–	-63,102	-726,025	442,213
Loss for the quarter	–	–	–	–	-214,922	-214,922
Currency translation	–	–	–	11,636	–	11,636
Other comprehensive income	–	–	–	11,636	–	11,636
Total comprehensive income	–	–	–	11,636	-214,922	-203,286
Share-based remuneration	–	2,414	–	–	–	2,414
Transactions with shareholders	–	2,414	–	–	–	2,414
Balance on 3/31/2026	64,196	1,169,558	–	-51,466	-940,947	241,341

Interim Consolidated Statement of Cash Flows for the Three Months Ended

EUR '000	Notes	3/31/2026	3/31/2025
Consolidated net income		-214,922	-50,544
Depreciation and amortization of non-current assets	3.2	45,835	65,513
Change in provisions		-1,150	-2,178
Change in other non-cash expense/income		20,285	18,640
Change in inventories, trade receivables and other assets not attributable to investing or financing activities		-44,720	-57,448
Change in trade payables and other liabilities not attributable to investing or financing activities		16,861	21,767
Cryptocurrency received for providing computing services		–	-28,395
Cryptocurrency sold		–	29,047
Loss on disposal of non-current assets		-1,859	-5,314
Net finance expense	2.4	177,011	10,275
Income tax expense		6,991	2,366
Income tax payments		–	-1,086
Cash flow from operating activities		4,332	2,643
Proceeds from disposal of financial assets		3,208	–
Payment made for acquisition of financial assets		–	-2,000
Proceeds from disposal of property, plant and equipment		1,859	6,141
Payments made for investments in property, plant and equipment	3.2	-849	-35,923
Interest received		143	596
Cash flow from investing activities		4,361	-31,186
Outflows from the redemption of bonds and financial loans and liabilities from lease agreements		-5,965	-5,527
Interest paid		-2,267	-10,387
Cash flow from financing activities		-8,232	-15,914
Cash-effective change in cash and cash equivalents		461	-44,457
Currency-related change in cash and cash equivalents		-100	173
Cash and cash equivalents at the beginning of the period		57,576	120,260
Cash and cash equivalents at the end of the period		57,937	75,976

Selected Explanatory Notes to the Interim Group Financial Statements

1. Information about the Group and basics of the preparation of the Group financial statements

1.1 Reporting company and basic principles of the preparation

Northern Data AG (hereinafter also referred to as the “Company”) is a listed stock corporation with its registered office in Frankfurt/Main, Germany. The business address is: An der Welle 3, 60322 Frankfurt/Main. Northern Data AG is registered with the Local Court of Frankfurt/Main (HRB 106 465). Northern Data AG and its subsidiaries are collectively referred to as the “Group”.

The Company prepares its Interim Group Financial Statements in accordance with International Financial Reporting Standards (IFRS) and the interpretations of the International Financial Reporting Standards Interpretations Committee (IFRIC), as adopted by the European Union, on a voluntary basis.

These Interim Group Financial Statements for the three months ended March 31, 2026 (comparative period: three months ended March 31, 2025) have been prepared in accordance with IAS 34 “Interim Financial Reporting”.

The accompanying notes are presented in a condensed form as permitted by IAS 34. The Interim Group Financial Statements should be read in conjunction with the Group’s Financial Statements for the financial year ended December 31, 2025, as the accounting policies applied as well as discretionary decisions and estimation of uncertainties are consistent with those described therein.

The Interim Group Financial Statements are prepared in Euro (EUR), which is the presentation currency. Unless stated otherwise, all figures are presented in EUR thousand. The tables and figures presented can contain differences due to rounding.

1.2 Principles of consolidation

These Interim Group Financial Statements as at and for the three months ended March 31, 2026 comprise Northern Data AG and its subsidiaries. The composition of the Group has not changed materially since December 31, 2025. For further details, see Notes 1.3.1 “Scope of consolidation” and 5.10 “List of Shareholdings”, of the Annual Report 2025.

In November 2025, Northern Data AG completed the disposal of its Peak Mining segment. Further information is provided in Note 2.6 “Discontinued operations” of these Interim Group Financial Statements and Note 3.9 “Discontinued operations” of the Annual Report 2025.

1.3 Valuation premise of going concern

The preparation of the Interim Group Financial Statements requires an assessment of the Group’s ability to continue as a going concern. The Management Board has reviewed the Group’s liquidity position, cash flow forecasts and funding arrangements for a period of at least twelve months from the date of approval of these Interim Group Financial Statements.

As disclosed in the Group’s Annual Report for the year ended December 31, 2025, the Group was in breach of certain financial covenants under its shareholder loan agreement. The lender waived these covenant breaches and has not exercised any rights arising from them. In the absence of such waivers, the lender would have been entitled to demand immediate repayment of the outstanding loan balance, which the Group would not have been able to settle without obtaining alternative financing and/or implementing other mitigating actions.

In performing its assessment, the Management Board considered risks relating to customer onboarding, market price developments and competitive pressures, together with the Group’s forecast liquidity position, available mitigating actions and relevant events occurring after the reporting date, including the transaction announced with RUM Group Inc. as described in Note 4.5 “Events after the reporting period”.

Based on this assessment, the Management Board has concluded that the Group has adequate resources to continue in operational existence for the foreseeable future. Accordingly, these Interim Group Financial Statements have been prepared on a going concern basis.

1.4 IFRS standards applied

In preparing the Interim Group Financial Statements, the standards and interpretations valid as of January 1, 2026 were applied. The interim financial statements as of March 31, 2026 have been prepared using the same accounting policies as those on which the preceding Group Financial Statements as of December 31, 2025 were based. The standards and interpretations mandatory from January 1, 2026 onwards had no material effect on the Group’s net assets, financial and earnings position, and no restatements resulting from new standards were necessary.

2. Notes to the Interim Consolidated Statement of Comprehensive Income

2.1 Revenue

The Group primarily generates revenue from continuing operations through cloud computing services and colocation services:

●	Cloud computing services comprise revenue generated from providing customers with access to GPU-based computing hardware under both reserved-capacity and on-demand arrangements. Customers simultaneously receive and consume the benefits of the services as they are provided. Accordingly, revenue from cloud computing services is recognized over time based on the services transferred to the customer.

●	Colocation services comprise revenue generated from hosting, colocation and related engineering services. Revenue is recognized over time as the services are rendered throughout the contractual service period.

The following table shows the disaggregation of revenue by revenue class. A reconciliation to the reportable segments is provided in Note 4.3 “Segment reporting”:

in EUR ’000	Q1 2026	Q1 2025
Segment Taiga Cloud	42,519	40,174
Cloud computing	42,519	40,174
Segment Ardent Data Centers	–	15
Hosting and colocation	–	15
Total	42,519	40,189

The following table presents balances arising from contracts with customers:

in EUR ’000	3/31/2026	12/31/2025
Trade receivables	13,921	10,304
Contract assets	46,373	17,729
Contract liabilities	17,161	–

The increase in contract assets primarily reflects revenue recognized in advance of customer billing under cloud computing contracts. Contract liabilities primarily consist of payments received in advance of satisfying performance obligations under cloud computing contracts and are recognized as revenue as the related services are provided.

2.2 Total expenses

Cost of materials increased by EUR 4,664 thousand compared to the three months ended March 31, 2025, primarily as a result of increased customer activity in the Taiga Cloud segment. This led to higher electricity costs and increased cloud support service expenses incurred in fulfilling a higher number of customer contracts.

Personnel expenses increased by EUR 1,252 thousand compared to the three months ended March 31, 2025, primarily because the prior-year period included the reversal of a bonus accruals relating to fiscal year 2024, which reduced personnel expenses in that period. During the three months ended March 31, 2026, the Group recognized share-based compensation expense of EUR 2,414 thousand (Q1 2025: EUR 3,926 thousand).

Other operating expenses increased by EUR 5,485 thousand compared to the three months ended March 31, 2025, primarily due to transaction-related advisory, legal, and consulting expenses incurred during the period.

2.3 Adjusted EBITDA

Adjusted EBITDA is a non-IFRS financial measure defined as EBITDA adjusted to exclude the effects of certain non-cash and other items that management considers not reflective of the Group’s underlying operating performance.

Adjusted EBITDA is one of the Group’s key performance indicators and is used by management to evaluate operating performance and support decision-making. The measure is calculated as EBITDA adjusted for share-based payment expenses, legal and transaction-related costs, and unrealized foreign exchange gains and losses. Further details regarding the calculation and use of Adjusted EBITDA are provided in the Group’s Annual Report for the year ended 31 December 2025.

in EUR ’000	Q1 2026	Q1 2025
EBITDA	14,998	21,904
Stock option plan expenses	2,414	3,926
Legal costs	6,659	1,320
Net unrealized loss on the foreign currencies	90	767
Adjusted EBITDA	24,161	27,917
Depreciation. amortization and impairment	-45,835	-48,529
Adjusted EBIT	-21,674	-20,612

2.4 Financial result

in EUR ’000	Q1 2026	Q1 2025
Financial income, net	143	592
thereof financial interest and similar items	143	592
Financial expenses, net	-9,387	-10,794
thereof financial interest and similar expenses	-9,387	-10,794
Change in fair value of contingent consideration	-167,767	—
Financial result	-177,011	-10,202

In Q1 2026, the most significant financial expense related to the fair value remeasurement of the contingent consideration arising from the sale of the Peak Mining business. Further details are provided in Note 4.1 “Additional disclosures on financial instruments”.

2.5 Earnings per share

The following table shows the calculation of undiluted and diluted earnings per ordinary share attributable to shareholders of the parent company:

		Q1 2026	Q1 2025
Profit attributable to shareholders of the parent company	in EUR '000	-214,922	-50,544
Weighted average number of shares for the calculation of earnings per share
Undiluted	Number	64,197	64,197
Diluted	Number	64,197	64,197
Earnings per share
Undiluted	EUR	-3.35	-0.79
Diluted	EUR	-3.35	-0.79

In the calculation for the diluted weighted average number of shares, options issued in connection with the Stock Options Programs were excluded as they would have been antidilutive for the periods presented.

2.6 Discontinued operations

On November 3, 2025, Northern Data AG completed the disposal of its Peak Mining segment, which is presented as a discontinued operation in accordance with IFRS 5.

Accordingly, the results of the discontinued operation are presented separately from continuing operations in these interim statements of profit or loss and other comprehensive income for the comparative period Q1 2025. Net cash flows attributable to the discontinued operation for Q1 2025 are presented separately below.

in EUR ’000	Q1 2025
Revenue	28,395
Other income	817
Expenses	-18,944
Net unrealized foreign exchange losses	-5,052
EBITDA	5,216
Depreciation, amortization and impairment	-16,984
Net financial result	-73
Earnings before income taxes - EBT	-11,841
Attributable income taxes	-2
Loss from discontinued operations	-11,843

in EUR ’000	Q1 2025
Cash flow from operating activities	11,840
Cash flow from investing activities	713
Cash flow from financing activities	-117
Cash-effective change in cash and cash equivalents	12,436

No basic or diluted earnings per share from discontinued operations arose in Q1 2026. Basic and diluted loss per share from discontinued operations amounted to EUR 0.18 per share in Q1 2025.

The Group continues to hold contingent consideration arising from the disposal of the Peak Mining segment. The contingent consideration is measured at fair value through profit or loss. Further information is provided in Note 4.1 “Additional disclosures on financial instruments”.

3. Notes to the interim Statement of Financial Position

3.1 Goodwill and other intangible assets

Carrying value of intangible assets and goodwill are broken down as follows:

In EUR ’000	3/31/2026	12/31/2025
Goodwill	13,376	13,376
Paid acquired licenses and other rights	3,387	3,405
Crypto currencies	4,885	6,129
Total	21,648	22,910

The Group holds certain crypto-assets that are accounted for as intangible assets and are measured using the revaluation model. Revaluation movements are recognized in other comprehensive income and accumulated in equity within the revaluation surplus, except to the extent that they reverse a revaluation decrease previously recognized in profit or loss.

The revaluation of cryptocurrencies was performed as of March 31, 2026, based on quoted market prices. The carrying amount of cryptocurrencies measured at revalued amounts was EUR 4,885 thousand (December 31, 2025: EUR 6,129 thousand). The revaluation resulted in a loss of EUR 1,343 thousand recognized in profit or loss during the period. Had the cost model been applied, the carrying amount would have been EUR 7,590 thousand (December 31, 2025: EUR 7,427 thousand).

3.2 Property, plant and equipment

Carrying value of property, plant and equipment are as follows:

In EUR ’000	3/31/2026	12/31/2025
Plots of land and buildings	61,497	61,908
Data centers: servers, accessories, operating equipment	450,550	477,389
Office and other business equipment	518	560
Advance payment made and assets under construction	60,737	83,495
Total	573,302	623,352

3.3 Non-current assets held for sale

At the reporting date, reclassifications include a cluster of GPU servers that is held for sale. Management is committed to a plan to sell these assets and expects the sale to complete within twelve months. The assets are available for immediate sale in their present condition, subject only to terms that are customary for such transactions.

Prior to classification as held for sale, the GPU servers were assessed for impairment and measured in accordance with the Group’s accounting policies, with the related impairment charge and key judgments disclosed in Note 4.2.3 “Impairment of property, plant, and equipment” of the Annual Report 2025. On classification as held for sale, the assets were measured at the lower of their carrying amount and fair value less costs to sell in accordance with IFRS 5 and depreciation ceased from the date of classification. During the three months ended March 31, 2026, an additional impairment loss of EUR 1,235 thousand was recognized to reflect the lower fair value less costs to sell of the asset group. The non-current assets held for sale are presented separately on the face of the consolidated statement of financial position.

Subsequent to the reporting date, management reassessed the intended disposal of the GPU servers in light of increased customer demand and the continued growth of contracted cloud computing capacity. As a result, management decided to retain and redeploy the assets within the Group’s operations rather than proceed with the anticipated sale. Accordingly, the held-for-sale classification will cease in the period ending June 30, 2026. Further information is provided in Note 4.5 “Events after the reporting period”.

3.4 Equity

No dividends were paid in either Q1 2026 or the fiscal year 2025. The key figures used to monitor capital are as follows:

	3/31/2026	12/31/2025
Equity ratio (%)	22.2	35.1

	Q1 2026	Q1 2025
Return on Equity (%)[1]	6.2	2.7

At the reporting date, the subscribed capital amounts to EUR 64,196,677 (December 31, 2025: EUR 64,196,677) and is divided into 64,196,677 (December 31, 2025: 64,196,677) ordinary shares with a nominal value of EUR 1.00 (December 31,

2025: EUR 1.00) per share.

1 Return on equity is defined as EBITDA from continuing operations divided by shareholders’ equity. The calculation is consistent with that presented in the Annual Report 2025.

4. Other disclosures

4.1 Additional disclosures on financial instruments

Generally, the principles and techniques used for fair value measurement remained unchanged year on year. For detailed disclosures of the measurement principles and techniques, reference is made to the Notes 1.8 “Accounting and valuation principles” and 5.2 “Additional disclosures on financial instruments” of the Annual Report 2025.

The table below shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy:

In EUR ’000	Measurement category according to IFRS 9	Carrying amount as of 3/31/2026	AC	FVOCI	FVPL	Fair value as of 3/31/2026	Level within the fair value hierarchy
Financial Assets
Cash and cash equivalents	AC	57,937	57,937	–	–	57,937
Trade receivables	AC	13,921	13,921	–	–	13,921
Contingent consideration	FVPL	103,955	–	–	103,955	103,955	3
Loan to associate	AC	10,000	10,000	–	–	7,631	3
Deposits	AC	6,151	6,151	–	–	6,151
Total		191,964	88,009	–	103,955	189,595
Financial Liabilities
Trade payables	AC	12,863	12,863	–	–	12,863
Shareholder loan	AC	624,089	624,089	–	–	626,449	3
Total		636,952	636,952	–	–	639,312

The table below shows the positions for the fiscal year 2025:

In EUR ’000	Measurement category according to IFRS 9	Carrying amount as of 12/31/2025	AC	FVOCI	FVPL	Fair value as of 12/31/2025	Level within the fair value hierarchy
Financial Assets
Cash and cash equivalents	AC	57,576	57,576	–	–	57,576
Trade receivables	AC	10,304	10,304	–	–	10,304
Contingent consideration	FVPL	271,722	–	–	271,722	271,722	3
Loan to associate	AC	10,000	10,000	–	–	7,841	3
Deposits	AC	6,432	6,432	–	–	6,432
Total		356,034	84,312	–	271,722	353,875
Financial Liabilities
Trade payables	AC	12,269	12,269	–	–	12,269
Shareholder loan	AC	614,944	614,944	–	–	618,515	3
Total		627,213	627,213	–	–	630,784

Financial assets and liabilities

Cash and cash equivalents, trade receivables, and other current financial assets and liabilities are predominantly short-term and with a low credit risk. Therefore, their carrying amounts at the reporting date approximate their fair values.

Contingent consideration

As of March 31, 2026, Management reassessed the fair value of the contingent consideration receivable recognized in connection with the disposal of the Peak Mining business. The receivable is classified within Level 3 of the fair value hierarchy and measured using a probability-weighted discounted cash flow model. The reassessment resulted in a decrease in fair value of EUR 167,767 thousand, recognized in profit or loss. The carrying amount of the contingent consideration receivable was EUR 103,955 thousand as of March 31, 2026 (December 31, 2025: EUR 271,722 thousand).

The reduction primarily reflects developments occurring during the three months ended March 31, 2026, comprising revised assumptions regarding the potential proceeds from a future sale of the Corpus Christi sites, changes in expected future cash flows under the contingent consideration arrangements driven by developments in Bitcoin market prices and related mining economics, and the expiry on January 16, 2026, of the call option granted to Northern Data in connection with the disposal of the Peak Mining business. Following the expiry of the call option, Northern Data no longer has the right to reacquire the Corpus Christi sites for an onward sale to a third party. As a result, the realization of value attributable to a potential disposal of the sites is dependent on actions taken by the buyer, which has been reflected in Management’s reduced assessment of the expected future cash flows from the contingent consideration arrangement.

The remaining contingent consideration arrangements, including the profit-sharing mechanism linked to mining operations and the entitlement to a share of net proceeds from a future sale of the Corpus Christi sites, remain in effect throughout the earn-out period ending November 3, 2030. Further information is provided in Note 4.5 “Events after the reporting period”.

A ±5 percentage point change in the discount rate applied in the valuation model would change the fair value of the contingent consideration receivable by approximately EUR 734 thousand, with other inputs held constant. A ±5% change in the projected Bitcoin price and related mining margin assumptions would change the fair value by approximately EUR 438 thousand, with other inputs held constant.

4.2 Business transactions with related parties

4.2.1 Ultimate controlling party

As of March 31, 2026, and unchanged from December 31, 2025, Tether Holdings, S.A. de C.V. (“Tether”), through its wholly owned subsidiary Tether Investments, S.A. de C.V. (formerly Tether Investments Limited), indirectly held more than 50% of the Company’s share capital and voting rights. Accordingly, Tether controlled Northern Data AG within the meaning of IFRS 10 Consolidated Financial Statements and was the ultimate controlling party of the Group in accordance with IAS 24 Related Party Disclosures.

Subsequent to the reporting date, the Group completed a strategic business combination with the RUM Group Inc. (formerly Rumble Inc.), resulting in a change in the Group’s ownership structure and control environment. Further information is provided in Note 4.5 “Events after the reporting period”.

4.2.2 Related party transactions

In November 2023, Northern Data entered into a shareholder loan agreement with a company within the Tether group providing a term loan facility of EUR 575,000 thousand on market terms, bearing interest at EURIBOR plus 300 basis points. The loan was subsequently transferred to Tether Investments, S.A. de C.V., a subsidiary of Tether Holdings, S.A. de C.V.

As of March 31, 2026, the outstanding balance under the facility amounted to EUR 624,089 thousand (December 31, 2025: EUR 614,944 thousand). Further details are provided in Note 4.9 “Financial liabilities” of the Annual Report 2025.

During the reporting period, certain financial covenants associated with the shareholder loan facility were not met. Tether Investments, S.A. de C.V. provided a waiver in respect of these covenant requirements. Accordingly, the loan continues to be classified in accordance with its contractual maturity profile.

Subsequent to the reporting date, the shareholder loan was transferred from Tether Investments, S.A. de C.V. to an entity within the Rumble group as part of the strategic business combination described in Note 4.5 “Events after the reporting period”. As a result, the related-party lender changed from the Tether group to the RUM Group.

The Group enters into transactions with entities within the Tether group, which are considered related parties as entities under common control of the Group’s ultimate controlling shareholder. These transactions are conducted in the ordinary course of business and on arm’s length terms.

During the three months ended March 31, 2026, the Group provided computing power and colocation services to entities within the Tether group amounting to EUR 1,157 thousand (Q1 2025: EUR 120 thousand).

On November 3, 2025, Northern Data completed the disposal of its Peak Mining business to Highland Group Mining Inc., resulting in the loss of control of the Peak entities. The total consideration comprised (i) cash consideration of USD 50,000 thousand (EUR 43,585 thousand) received at closing and (ii) contingent consideration related to the Corpus Christi sites.

As of March 31, 2026, the carrying amount of the contingent consideration receivable arising from the disposal of the Peak Mining business amounted to EUR 103,955 thousand (December 31, 2025: EUR 271,722 thousand). Further details are provided in Note 4.1 Additional disclosures on financial instruments and Note 4.5 “Events after the reporting period”.

Additionally, in connection with the disposal of the Peak segment, the Group provided transition services to Highland Group Mining Inc. amounting to EUR 817 thousand (Q4 2025: EUR 755 thousand).

As of March 31, 2026, the Group had an irrevocable loan commitment of EUR 5,000 thousand towards G Core Holding S.A., an investment accounted for using the equity method. As the commitment had not been funded as of that date, no loan receivable was recognized in the Group’s financial statements as of March 31, 2026. Subsequent to the reporting date, the commitment was fully funded in May 2026.

Outstanding balances with related parties at the reporting date are unsecured and settled by cash payment or netting of receivables and payables. No guarantees have been provided for receivables or received from or payables to related parties, and no impairment losses have been recognized on receivables from related parties.

Intercompany transactions and balances are eliminated on consolidation and therefore are not disclosed.

4.3 Segment reporting

In accordance with IFRS 8, operating segments are defined on the basis of the Group’s internal management and reporting. The organizational and reporting structure of Northern Data Group is based on management by business unit. Based on the reporting system it has established, the Management Board, as the chief operating decision maker, assesses the performance of the various segments and the allocation of resources. The segmentation is as follows:

4.3.1 Taiga Cloud

The Taiga Cloud business segment comprises the provision of GPU compute power to customers.

4.3.2 Ardent Data Centers

The Ardent Data Centers business segment operates as a colocation service provider and manages the Group’s data centers, including their acquisition or planning, construction or conversion, and operation.

4.3.3 Reportable Segments

The accounting policies of the segments are the same as those applied for external financial reporting. For details, please refer to Note 1.8 “Accounting and valuation principles” of the Annual Report 2025.

Peak Mining segment was sold with effect from November 3, 2025. Information about this discontinued segment is provided in Note 2.6 “Discontinued operations”.

The most important financial targets and performance indicators for Northern Data Group are revenue and EBITDA. Transactions between the segments take place to an insignificant extent.

Information regarding the results of each reportable segment is presented below:

Q1 2026	Reportable Segments
in EUR ’000	Taiga Cloud	Ardent Data Centers	Total	Other companies and Group functions	Consolidation	Group after consolidation
Revenues	116,168	4,285	120,453	27,726	-105,660	42,519
thereof external sales	42,519	-	42,519	-	-	42,519
thereof intercompany sales	73,649	4,285	77,934	27,726	-105,660	-
EBITDA	12,413	-633	11,780	14,321	-11,103	14,998
Depreciation, amortization and impairment	-42,696	-1,607	-44,303	-1,773	241	-45,835
thereof impairments	-1,234	-	-1,234	-	-	-1,234
EBIT	-30,283	-2,240	-32,523	12,548	-10,862	-30,837

The eliminated sales of the segments generated with other segments that are also consolidated can be seen in the reconciliation column to sales.

Comparative segment information reflects the classification of Peak Mining as discontinued operations in 2025.

Q1 2025	Reportable Segments
in EUR ’000	Taiga Cloud	Ardent Data Centers	Total	Other companies and Group functions	Consolidation	Group after consolidation
Revenues	102,625	3,489	106,114	18,480	-84,405	40,189
thereof external sales	40,174	15	40,189	-	-	40,189
thereof intercompany sales	62,451	3,474	65,925	18,480	-84,405	-
EBITDA	12,193	495	12,688	9,545	-329	21,904
Depreciation, amortization and impairment	-45,505	-587	-46,092	-1,653	-784	-48,529
thereof impairments	-	-	-	-	-	-
EBIT	-33,312	-92	-33,404	7,892	-1,113	-26,625

In the following tables, information is provided at company level in accordance with IFRS 8.31 et seq.

Northern Data Group’s external sales break down by geographical region (location of the companies included) as follows:

In EUR’000	Q1 2026	Q1 2025
Abroad	42,519	40,189
thereof US	-	15
Total	42,519	40,189

The carrying amounts of non-current assets break down as follows:

In EUR’000	3/31/2026	12/31/2025
Domestic	8,601	9,244
Abroad	689,333	740,648
thereof Netherlands	32,948	30,813
thereof Norway	172,990	176,465
thereof Sweden	180,754	155,060
thereof UK	132,631	138,880
thereof Ireland	119	23,149
thereof US	49,320	86,242
thereof Portugal	115,686	123,910
thereof Gibraltar	4,885	6,129
Total	697,934	749,892

For the presentation of geographical segment information, sales and non-current assets are reported based on the location of the respective Northern Data Group companies. Non-current assets by region include all non-current assets except deferred tax assets, investments in other companies, and other financial assets. Due to intra-group service arrangements, sales may, in certain cases, be recognized in geographical regions that differ from the locations where the corresponding non-current assets are held.

4.4 Other significant events and transactions

Swedish VAT assessment and related investigations

The Group is subject to challenges by the Swedish Tax Agency (“STA”) regarding the deduction of input VAT claimed by certain Group subsidiaries in respect of activities undertaken at the Group’s data center operations in Boden, Sweden. The STA’s position is that the relevant activities constituted cryptocurrency mining activities which it considers to be outside the scope of VAT. The Group disputes that position and maintains that the relevant entities supplied computing capacity and related infrastructure services for consideration to identifiable counterparties and therefore carried out taxable economic activities giving rise to a right to deduct input VAT.

In September 2025, Decentric Europe B.V., a wholly-owned subsidiary of Northern Data AG, received a proposed decision (“Förslag till beslut”) relating to the period January 2021 to June 2024. The Group formally disputed the proposed decision and submitted a comprehensive response supported by external tax, accounting and legal advisors. In March 2026, Hydro66 Svenska AB, a wholly-owned indirect subsidiary, received a separate proposed decision relating to the period January 2021 to September 2024, on a materially similar basis.

On March 30, 2026, the STA issued a final decision in respect of Decentric Europe B.V., which was received by the Group on April 13, 2026. The final decision assessed VAT of SEK 250.3 million, tax surcharges of SEK 50.1 million and accrued interest of SEK 35.2 million, for a total assessment of SEK 335.6 million (approximately EUR 30 million). In respect of Hydro66 Svenska AB, the proposed assessment amounted to approximately SEK 218 million (approximately EUR 19.7 million), excluding interest. The aggregate amount of the Decentric Europe B.V. assessment and the Hydro66 Svenska AB proposed assessment was approximately SEK 554 million (approximately EUR 50 million). Interest continues to accrue until settlement.

The Group does not accept the assessment or the proposed assessment and is contesting them. In forming its assessment, Management has considered, among other matters, an advance ruling issued by the Swedish Board of Advance Tax Rulings (Skatterättsnämnden) published in January 2026, documentary evidence supporting the contractual arrangements, invoicing and settlement between the relevant entities and their counterparties, and professional advice obtained both at the time the arrangements were entered into and in connection with the current proceedings. Management also considers that certain conclusions reflected in the STA’s decisions have been drawn from incomplete operational data and assumptions that do not fully reflect the underlying commercial arrangements.

Management has assessed these matters in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets. Based on the information available at March 31, 2026, including external professional advice and the procedural stage of the matters, Management has concluded that it is not probable that an outflow of economic resources will be required to settle them. Accordingly, no provision has been recognized in these Interim Group Financial Statements.

The possibility of an outflow is not remote and the matters have therefore been disclosed as contingent liabilities. Management has also considered whether a reliable estimate of any obligation could be made. While the STA has quantified specific assessed amounts, the amount, if any, that may ultimately be payable remains subject to a wide range of realistically possible outcomes, ranging from no liability, if the Group’s challenges succeed in full, to the full assessed amounts plus accruing interest, if they are wholly unsuccessful, with no single outcome currently more likely than any other. This range arises from the same underlying legal and factual uncertainties that inform management’s probability assessment and reinforces management’s view that recognition of a provision would not appropriately reflect the Group’s position at this stage. Were the Group’s challenges to be unsuccessful, in whole or in part, up to the full assessed amounts, together with interest accruing to the date of settlement, would become payable.

Under Swedish administrative procedure, an assessed amount is generally payable notwithstanding a pending challenge unless payment respite (“anstånd”) is granted. The assessed amount relating to Decentric Europe B.V. had not fallen due for payment at March 31, 2026, and no payment had been made as of that date. Subsequent developments are described in Note 4.5 “Events after the reporting period”.

The Group has not received any assessment or proposed decision from the STA in relation to Hydro66 Services AB. Separately, the European Public Prosecutor’s Office (“EPPO”) has initiated an investigation relating to the accounting records and alleged actions of certain individuals associated with Decentric Europe B.V., Hydro66 Svenska AB and Hydro66 Services AB. Publicly available information associated with the investigation refers to potential VAT exposure across these entities of up to approximately EUR 110 million. In respect of Hydro66 Services AB, it is not practicable to estimate the financial effect, if any, and accordingly no estimate is disclosed.

4.5 Events after the reporting period

Business combination agreement with RUM Group Inc.

On April 13, 2026, Northern Data AG entered into a business combination agreement with Rumble Deutschland AG, a whollyowned indirect subsidiary of RUM Group Inc.. Pursuant to the agreement, Rumble Deutschland AG launched a voluntary public takeover offer to acquire all outstanding shares of Northern Data AG by way of a share-for-share exchange. Under the terms of the offer, shareholders of Northern Data AG were offered 2.0281 newly issued Rumble Class A Common Shares for each Northern Data share tendered.

On June 17, 2026, the transaction was completed. Following the completion of the exchange offer and the acquisition of shares committed under transaction support agreements, RUM Group Inc. acquired approximately 85.2% of the outstanding share capital of Northern Data AG and obtained control over the Company. As a result, Northern Data AG became a majority-owned subsidiary of RUM Group Inc.

In connection with the transaction, Northern Data AG applied for the delisting of its shares from both, the m:access segment and the Regulated Unofficial Market (Freiverkehr) of the Munich Stock Exchange. The inclusion and listing of Northern Data AG shares in the m:access segment will end at the close of business on July 31, 2026. Following the cessation of trading in m:access, the shares will continue to trade in the Regulated Unofficial Market (Freiverkehr) until the close of business on December 30, 2026, when the delisting will become effective.

Change in shareholder loan

In connection with the completion of the Exchange Offer on June 17, 2026, RUM Group Inc., Northern Data AG and Tether Investments S.A. de C.V. entered into a sale and transfer, and amendment and restatement agreement relating to Northern Data AG’s unsecured floating-rate shareholder loan.

Pursuant to the agreement, the shareholder loan was amended and restated, including the removal of the financial covenants and other lender protection provisions contained in the previous loan agreement. In addition, the receivable under the shareholder loan previously held by Tether Investments S.A. de C.V. was transferred to Rumble Freedom First Holding Limited, an indirect subsidiary of Rumble Inc.

As a result of the transaction, Rumble Freedom First Holding Limited became the lender under the shareholder loan arrangement with Northern Data AG.

Changes to the Management and Supervisory Boards

On June 17, 2026, Aroosh Thillainathan stepped down from the Management Board of Northern Data AG and entered into an agreement for the termination of his executive service agreement by mutual consent. The termination resulted in the settlement and forfeiture of certain long-term incentive arrangements.

Effective July 17, 2026, the Supervisory Board appointed Rudolf Haas, Chief Legal Officer of Northern Data AG, as a member of the Management Board.

On the same date, Bertram Pachaly and Dr. Bernd Hartmann resigned from the Supervisory Board. The Company subsequently applied to the Frankfurt am Main District Court for the appointment of Dr. Tyler Hughes and Stephen Noonan as members of the Supervisory Board with effect from July 18, 2026 until the conclusion of the Annual General Meeting on August 25, 2026. Both nominees are employees of RUM Group Inc., the indirect majority shareholder of Northern Data AG, and will stand for reelection at the upcoming Annual General Meeting.

Assets held for sale

In May 2026, Management decided to retain and redeploy certain GPU assets that had previously been classified as held for sale as of March 31, 2026. The decision was driven by the Group’s strategic and operational requirements and reflects Management’s revised intention to utilize the assets within the Group’s operations rather than dispose of them.

As a result of this decision, the criteria for classification as held for sale are no longer met. Accordingly, the Group expects to discontinue the held-for-sale classification of the affected assets in future financial reporting periods and account for the assets in accordance with the applicable IFRS requirements.

Change in the classification of the investment in G Core Holding S.A.

In July 2026, the Group entered into amended arrangements relating to its investment in G Core Holding S.A.. As a result of changes to the governance and decision-making rights established under the amended agreements, Management concluded that the Group no longer has significant influence over G Core Holding S.A..

Accordingly, G Core Holding S.A. ceased to be an associate of the Group from July 2026 and will no longer be accounted for using the equity method in future reporting periods. The accounting implications of the loss of significant influence are being assessed and will be reflected in the Group’s financial statements for the period in which the change occurred.

Investment in Wildcat One AG

In May 2026, the Group invested EUR 1.2 million in Wildcat One AG and acquired a 30.6% ownership interest. In addition, under the terms of the investment agreement, the Group committed to provide up to a further EUR 2.7 million of funding, subject to the achievement of specified milestones by the investee.

The investment was completed after the reporting date and therefore was not recognized in the Interim Group Financial Statements as of March 31, 2026.

Fair value of the contingent consideration after the reporting date

In June 2026, Management obtained confirmation from the acquirer of the Peak Mining business that it intends to retain and utilize the Corpus Christi sites in its operations rather than pursue a near-term sale. Based on this information, Management no longer considers an imminent sale of the sites to be probable and has updated the key assumptions used in estimating the fair value of the related contingent consideration receivable.

Following valuation analyses performed during June 2026, Management estimated that the fair value of the contingent consideration receivable could decrease by approximately EUR 83.8 million compared to the carrying amount recognized as of March 31, 2026. Following this reassessment, the fair value of the contingent consideration receivable is estimated at approximately EUR 20.1 million.

The reassessment primarily relates to the expected timing and probability of future proceeds associated with the Corpus Christi sites, the present value of expected future cash flows and assumptions regarding future Bitcoin prices, which remain a significant driver of the estimated fair value of certain components of the contingent consideration arrangement.

The reduction in estimated fair value primarily reflects Management’s updated assumptions regarding the likelihood and timing of a future sale of the Corpus Christi sites. While the contractual entitlement to participate in future sale proceeds remains in place, the revised valuation reflects the purchaser’s stated intention to retain and utilize the sites in its operations rather than pursue a near-term sale.

Swedish VAT assessment and related investigations

On April 13, 2026, the Group received the Swedish Tax Agency’s final decision in respect of Decentric Europe B.V., dated March 30, 2026, assessing VAT of SEK 250.3 million, tax surcharges of SEK 50.1 million and accrued interest of SEK 35.2 million, for a total assessment of SEK 335.6 million (approximately EUR 30 million).

On May 13, 2026, Decentric Europe B.V. paid the assessed amount. Subsequently, payment respite (“anstånd”) was granted by the Swedish Tax Agency and the amount was refunded to the Group. As at the date of authorization of these Interim Group Financial Statements, the refunded amount had not yet been received in the Group’s bank accounts.

On July 31, 2026, Decentric Europe B.V. filed its grounds of appeal against the decision of March 30, 2026, with the Administrative Court (Förvaltningsrätten).

On June 30, 2026, the Swedish Tax Agency issued its final decision in respect of Hydro66 Svenska AB, assessing VAT of SEK 164.6 million, tax surcharges of SEK 24.7 million and accrued interest of SEK 19.5 million, for a total assessment of SEK 208.8 million (approximately EUR 18.8 million). The Group disputes the assessment and is pursuing available administrative and legal remedies. The Group applied for payment respite (“anstånd”), and on July 29, 2026 the Swedish Tax Agency granted anstånd in respect of the full assessed amount.

Further details regarding these matters, including Management’s assessment under IAS 37 and the related contingent liability disclosures, are provided in Note 4.4 “Other significant events and transactions”. These developments do not result in any adjustment to the amounts recognized as of March 31, 2026.

Power generators

On June 21, 2026, the Group exercised an option to acquire certain power generators and thereby entered into a binding commitment to purchase them for approximately USD 26 million (approximately EUR 23 million), excluding transactionrelated costs. The acquisition was completed on July 23, 2026, when legal title to the generators transferred to the Group. As the transaction occurred after the reporting date of March 31, 2026, no adjustment has been made to the carrying amounts recognized in these Interim Group Financial Statements.The acquisition was completed on July 23, 2026, and the legal title to the equipment was transferred to the Group. As the transaction occurred after the reporting date of March 31, 2026, no adjustment has been made to the carrying amounts recognized in these Interim Group Financial

Directors’ dealings

The following table presents transactions by persons discharging managerial responsibilities and persons closely associated with them that occurred after the reporting date of March 31, 2026:

Notifiable	Communication from	Date of transaction	Type of transaction	Price in EUR (aggregated)	Volume in EUR thousand (aggregated)
ART Holding GmbH	6/22/2026	6/17/2026	Exchange of a total of 744,150 shares in Northern Data AG for a total of 772,264 newly issued Class A common shares of Rumble Inc. (ISIN US78137L1052) in connection with the closing of the voluntary public exchange offer of Rumble Deutschland AG to the shareholders of Northern Data AG	not numerable	not numerable

Liebling Kronberg Capital GmbH	6/30/2026	6/19/2026	Exchange of a total of 63,363 Shares in Northern Data AG for a total of 128,506.50 newly issued Class A common shares of Rumble Inc. (ISIN US78137L1052) in connection with the closing of the voluntary public exchange offer of Rumble Deutschland AG to the shareholders of Northern Data AG at the offered exchange ratio of 1 to 2.0281	not numerable	not numerable

Dr. Tom Oliver Schorling	6/30/2026	6/29/2026	Exchange of a total of 20,770 Shares in Northern Data AG for a total of 42,123.637 newly issued Class A common shares of Rumble Inc. (ISIN US78137L1052) in connection with the closing of the voluntary public exchange offer of Rumble Deutschland AG to the shareholders of Northern Data AG at the offered exchange ratio of 1 to 2.0281	not numerable	not numerable